                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                             _____________________

                                  SCHEDULE 13G


            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 and 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934



                         Gentiva Health Services, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, Par Value $.10 Per Share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   37247A102
--------------------------------------------------------------------------------
                                 (CUSIP Number)


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----------------------                              --------------------
 CUSIP No. 37247A102             13G                 Page 2 of 10 Pages
----------------------                              --------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON.
 1.   S.S or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON.


          Highfields Capital Management LP
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2.                                                             (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.
        Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF            1,123,473
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.
     OWNED BY                    0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.

    REPORTING             1,123,473
                   -----------------------------------------------------------
   PERSON WITH           SHARED DISPOSITIVE POWER
                     8.
                                  0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      1,123,473
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.   (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.

        5.5%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12.
      PN
------------------------------------------------------------------------------

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----------------------                              --------------------
 CUSIP No. 37247A102            13G                  Page 3 of 10 Pages
----------------------                              --------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON.
 1.   S.S or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON.


          Highfields GP  LLC
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2.                                                             (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.
        Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF            1,123,473
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.
     OWNED BY                    0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.

    REPORTING             1,123,473
                   -----------------------------------------------------------
   PERSON WITH            SHARED DISPOSITIVE POWER
                     8.
                                   0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      1,123,473
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.

        5.5%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12.
      OO
------------------------------------------------------------------------------

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----------------------                              --------------------
 CUSIP No. 37247A102              13G                Page 4 of 10 Pages
----------------------                              --------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON.
 1.   S.S or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON.


          Jonathon S. Jacobson
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2.                                                             (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.
      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF            1,123,473
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.
     OWNED BY                    0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.

    REPORTING             1,123,473
                   -----------------------------------------------------------
   PERSON WITH            SHARED DISPOSITIVE POWER
                     8.
                                   0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      1,123,473
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.

        5.5%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12.
      IN
------------------------------------------------------------------------------

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----------------------                              --------------------
 CUSIP No. 37247A102             13G                 Page 5 of 10 Pages
----------------------                              --------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON.
 1.    S.S or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON.


          Richard L. Grubman
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2.                                                              (a) [_]
                                                                 (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.
        United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF            1,123,473
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.
     OWNED BY                    0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.

    REPORTING             1,123,473
                   -----------------------------------------------------------
   PERSON WITH            SHARED DISPOSITIVE POWER
                     8.
                                   0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      1,123,473
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.

        5.5%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12.
      IN
------------------------------------------------------------------------------

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   -----------------------                              ------------------
    CUSIP No. 37247A10            13G                   Page 6 of 10 Pages
   -----------------------                              ------------------


Item 1(a).   Name of Issuer:

             Gentiva Health Services, Inc.
             -------------------------------------------------------------

Item 1(b).   Address of Issuer's Principal Executive Offices:

             175 Broad Hollow Road, Melville, NY 11747
             -------------------------------------------------------------

Item 2(a).   Name of Person Filing:

             This statement is being filed by the following persons with respect to the shares of common stock of the Issuer directly owned by Highfields Capital I LP, Highfields Capital II LP and Highfields Capital Ltd. (collectively, the "Funds"):

             (i) Highfields Capital Management LP, a Delaware limited partnership ("Highfields Capital Management") and Investment Manager to each of the Funds.


             (ii) Highfields GP LLC, a Delaware limited liability company ("Highfields GP") and the General Partner of Highfields Capital Management.


             (iii) Jonathon S. Jacobson, a Managing Member of Highfields GP, and


             (iv)   Richard L. Grubman, a Managing Member of Highfields GP.

              Highfields Capital Management, Highfields GP, Mr. Jacobson and Mr. Grubman are sometimes individually referred to herein as a "Reporting Person" and collectively as the "Reporting Persons."

Item 2(b).    Address of Principal Business Office or, if None, Residence:

              Address for Highfields Capital Management, Highfields GP,
              Mr. Jacobson and Mr. Grubman:
              c/o Highfields Capital Management LP, 200 Clarendon Street, Boston, Massachusette 02117
              ---------------------------------------------------------------

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   -----------------------                              ------------------
    CUSIP No. 37247A10            13G                   Page 7 of 10 Pages
   -----------------------                              ------------------


Item 2(c). Citizenship.

           Highfields Capital Management - Delaware
           Highfields GP - Delaware
           Richard L. Grubman - United States
           Jonathon S. Jacobson - United States
           -------------------------------------------------------------

Item 2(d). Title of Class of Securities:

           Common Stock, par value $.10 per share
           -------------------------------------------------------------

Item 2(e). CUSIP Number:

           37247A102
           -------------------------------------------------------------

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:


     (a) [_]  Broker or dealer registered under Section 15 of the Exchange Act.


     (b) [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c) [_]  Insurance company as defined in Section 3(a)(19) of the Exchange
              Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e) [_]  An investment adviser in accordance with Rule
              13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j) [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

     If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

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  -----------------------                              -------------------
    CUSIP No. 37247A10            13G                   Page 8 of 10 Pages
  -----------------------                              -------------------

Item 4. Ownership.

      If the percent of the class owned, as of December 31 of the year covered by statement, or as of the day of any month described in Rule 13d-1 (b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

For Highfields Capital Management, Highfields GP, Mr. Jacobson and Mr.Grubman:

     (a)  Amount beneficially owned:

           1,123,473 shares of Common Stock
           ---------------------------------------------------------------------

     (b)  Percent of class:

          5.5%
          ----------------------------------------------------------------------

     (c)  Number of shares as to which the person has:

          (i)   Sole power to vote or to direct the vote

                 1,123,473

          (ii)  Shared power to vote or to direct the vote

                  0

          (iii) Sole power to dispose or to direct the disposition of

                 1,123,473

          (iv)  Shared power to dispose or to direct the disposition of

                 0


Item 5.  Ownership of Five Percent or Less of a Class.

         Not applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         The shares to which this filing by Highfields Capital Management, Highfields GP, Mr. Jacobson and Mr. Grubman relates are beneficially owned by the Funds, each of which has the power to direct the dividends from or the proceeds of the sale of the shares owned by such Fund and none of which owns 5% or more of the securities to which this filing pertains. Highfields Capital Management serves as the Investment Manager to each of the Funds.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

         Not applicable.

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-----------------------                              -------------------
    CUSIP No. 37247A10            13G                 Page 9 of 10 Pages
-----------------------                              -------------------


Item 8.  Identification and Classification of Members of the Group.

         Not applicable

Item 9.  Notice of Dissolution of Group.

         Not applicable.

Item 10. Certification.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


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-----------------------                              ---------------------
    CUSIP No. 37247A10            13G                 Page 10 of 10 Pages
-----------------------                              ---------------------

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        June 5, 2000
                                    ---------------------------------
                                              Date

                                    HIGHFIELDS CAPITAL MANAGEMENT LP

                                    By: Highfields GP LLC,
                                        its General Partner

                                    /s/ KENNETH H. COLBURN
                                    ---------------------------------
                                             Signature

                                    Kenneth H. Colburn, Authorized Signatory
                                    -----------------------------------------
                                                 Name/Title

                                    HIGHFIELDS GP LLC

                                    /S/ KENNETH H. COLBURN
                                    ---------------------------------
                                             Signature

                                    Kenneth H. Colburn, Authorized Signatory
                                    -----------------------------------------
                                                 Name/Title

                                    JONATHON S. JACOBSON

                                    /s/ KENNETH H. COLBURN
                                    ---------------------------------
                                             Signature

                                    Kenneth H. Colburn, Attorney-in-Fact
                                    -----------------------------------------
                                                 Name/Title

                                    RICHARD L. GRUBMAN

                                    /s/ KENNETH H. COLBURN
                                    ---------------------------------
                                             Signature

                                    Kenneth H. Colburn, Attorney-in-Fact
                                    -----------------------------------------
                                                 Name/Title